                                                                   EXHIBIT 21

                                  SUBSIDIARIES

Subsidiaries of SSP Solutions, Inc. as of March 23, 2003:

         -  Pulsar Data Systems, Inc., a Delaware corporation;

         - Litronic Industries, Inc., a California corporation., dba SSP-Litronic and dba Litronic;

         -  BIZ Interactive Zone, Inc., a Delaware corporation;

         - Broadband Consumer Products, Inc., a Delaware corporation that is a wholly-owned subsidiary of BIZ Interactive Zone, Inc.; and

         -  SSP Gaming, LLC, a Nevada limited liability company.